Exhibit 10.2
________, 2008

New Asia Partners China I Corporation
1401-02 China Insurance Building
166 Lu Jia Zui Dong Lu
Pudong, Shanghai, 200120, China

Ladenburg Thalmann & Co. Inc.
4400 Biscayne Blvd., 14th Floor
Miami, Florida 33137

Morgan Joseph & Co. Inc.
600 Fifth Avenue, 19th Floor (HQ)
New York, New York 10020
Re:	Initial Public Offering

Gentlemen:

Elliot P. Friedman (“Friedman”), the undersigned officer and director of New Asia Partners China I Corporation (“Company”), in consideration of Ladenburg Thalmann & Co. Inc. (“Ladenburg”) and Morgan Joseph & Co. Inc. (“Morgan Joseph”) agreeing to underwrite an initial public offering of the securities of the Company (“IPO”) and embarking on the IPO process, hereby agrees as follows (certain capitalized terms used herein are defined in paragraph 15 hereof):

1. If the Company solicits approval of its stockholders of a Business Combination, Friedman will vote all Insider Shares beneficially owned by him in accordance with the majority of the votes cast by the holders of the IPO Shares.

2. In the event that the Company fails to consummate a Business Combination within 24 months from the effective date (“Effective Date”) of the registration statement relating to the IPO, and no letter of intent, agreement in principle or definitive agreement has been executed within such 24 month period, or within 36 months from the Effective Date if so extended upon approval by the stockholders, Friedman shall take all such action reasonably within its power as is necessary to dissolve and liquidate the Company and cause the Trust Account to be liquidated to the holders of IPO Shares as soon as reasonably practicable. Friedman hereby waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Fund and any remaining net assets of the Company as a result of such liquidation with respect to the Insider Shares beneficially owned by him (“Claim”) and hereby waives any Claim Friedman may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Fund for any reason whatsoever. In the event of the liquidation of the Trust Fund, Friedman hereby agrees to indemnify and hold harmless the Company against any and all loss, liability, claims, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) (“Indemnity Claim”) which the Company may become subject as a result of any claim by any vendor, service provider or financing provider for services rendered or products sold or contracted for, or by any target business, to the extent any such Indemnity Claim reduces the amount in the Trust Fund available for distribution to the Company’s stockholders, except (i) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (ii) as to any claims under the Company’s indemnification obligations to the underwriters of the Company’s IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

3. In order to minimize potential conflicts of interest which may arise from multiple affiliations, Friedman agrees to present to the Company for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of the consummation by the Company of a Business Combination, the liquidation of the Company or until such time as Friedman ceases to be an officer or director of the Company, subject to any pre-existing fiduciary and contractual obligations Friedman might have; provided, however, that Friedman and Capital TEN Partners, LLC, an affiliate of Friedman (the “Related Party”), have agreed, until the earlier of the Company’s initial business combination or liquidation, to present to the Company for consideration, prior to presenting to Capital TEN Acquisition Corp. any business opportunity in the health services, consumer/retail and alternative energy/environmental industries that has its principal operations in the People’s Republic of China (a “Conflicting Opportunity”). Friedman agrees that he (or in the case of the Related Party, either he or another individual who identified the particular opportunity) shall present any Conflicting Opportunity to the Company’s board of directors (which may be accomplished at a meeting or by written or electronic notification) and the Company shall have a period of thirty (30) days to determine if it intends to proceed with such Conflicting Opportunity before such Conflicting Opportunity may be presented to Capital TEN Acquisition Corp.

4. Friedman acknowledges and agrees that the Company will not consummate any Business Combination which involves a company which is affiliated with any of the Insiders unless the Company obtains an opinion from an independent investment banking firm reasonably acceptable to Ladenburg and Morgan Joseph that the business combination is fair to the Company’s stockholders from a financial perspective.

5. Neither Friedman, any member of the family of Friedman, nor any affiliate (“Affiliate”) of Friedman will be entitled to receive and will not accept any compensation for services rendered to the Company prior to or in connection with the consummation of the Business Combination; provided that the Related Party and the undersigned shall also be entitled to reimbursement from the Company for their out-of-pocket expenses incurred in connection with seeking and consummating a Business Combination.

6. Neither Friedman, any member of the family of Friedman, nor any Affiliate of Friedman will be entitled to receive or accept a finder’s fee or any other compensation in the event Friedman, any member of the family of Friedman or any Affiliate of Friedman originates a Business Combination.

7. Friedman will escrow all of the Insider Shares beneficially owned by him acquired prior to the IPO until one year after the consummation by the Company of a Business Combination subject to the terms of a Stock Escrow Agreement which the Company will enter into with Friedman and an escrow agent acceptable to the Company.

8. Friedman agrees to be the Vice-Chairman of the Company until the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. Friedman’s biographical information furnished to the Company, Ladenburg and Morgan Joseph and attached hereto as Exhibit A is true and accurate in all respects, does not omit any material information with respect to Friedman’s background and contains all of the information required to be disclosed pursuant to Item 401 of Regulation S-K, promulgated under the Securities Act of 1933. Friedman’s Questionnaire furnished to the Company, Ladenburg and Morgan Joseph and annexed as Exhibit B hereto is true and accurate in all respects. Friedman represents and warrants that:

(a) he is not subject to, or a respondent in, any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(b) he has never been convicted of or pleaded guilty to any crime (i) involving any fraud or (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and he is not currently a defendant in any such criminal proceeding; and

(c) he has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked.

9. Friedman has full right and power, without violating any agreement by which he is bound, to enter into this letter agreement and to serve as Vice-Chairman of the Company.

10. Friedman hereby waives his right to exercise conversion rights with respect to any shares of the Company’s common stock owned or to be owned by Friedman, directly or indirectly, and agrees that he will not seek conversion with respect to such shares in connection with any vote to approve a Business Combination.

11. Friedman hereby agrees to not propose, or vote in favor of, an amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the period of time in which the Company must consummate a Business Combination prior to its liquidation. This paragraph may not be modified or amended under any circumstances.

12. In the event that the Company liquidates before the completion of a Business Combination and distributes the proceeds held in the Trust Fund to its public stockholders, Friedman agrees that he will be liable to the Company if and to the extent claims by third parties reduce the amounts in the Trust Fund available for payment to the Company’s stockholders in the event of a liquidation and the claims are made by a vendor for services rendered, or products sold, to the Company or by a prospective business target; provided, however, there will be no liability (i) as to any claimed amounts owed to a third party who executed a legally enforceable waiver, or (ii) as to any claims under the Company’s indemnity of the underwriters of the offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

13. Friedman authorizes any employer, financial institution, or consumer credit reporting agency to release to Ladenburg and Morgan Joseph and their legal representatives or agents (including any investigative search firm retained by Ladenburg or Morgan Joseph) any information they may have about Friedman’s background and finances (“Information”). Neither Ladenburg, Morgan Joseph nor their agents shall be violating Friedman’s right of privacy in any manner in requesting and obtaining the Information and Friedman hereby releases them from liability for any damage whatsoever in that connection.

14. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Friedman hereby (i) agrees that any action, proceeding or claim against him arising out of or relating in any way to this letter agreement (a “Proceeding”) shall be brought and enforced in the courts of the State of New York of the United States of America for the Southern District of New York and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive, and (ii) waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. If for any reason such agent is unable to act as such, Friedman will promptly notify the Company, Ladenburg and Morgan Joseph and appoint a substitute agent acceptable to each of the Company, Ladenburg and Morgan Joseph within 30 days and nothing in this letter will affect the right of any party to serve process in any other manner permitted by law.

15. As used herein, (i) a “Business Combination” shall mean an acquisition by merger, capital stock exchange, asset or stock acquisition, reorganization or otherwise, of an operating business; (ii) “Insiders” shall mean all officers, directors and stockholders of the Company immediately prior to the IPO; (iii) “Insider Shares” shall mean all of the shares of Common Stock of the Company acquired by an Insider prior to the IPO; (iv) “IPO Shares” shall mean the shares of Common Stock issued in the Company’s IPO; and (v) “Trust Fund” shall mean the trust fund into which a portion of the net proceeds of the Company’s IPO will be deposited.

Elliot P. Friedman

Signature

Exhibit A

Elliot P. Friedman has served as our Vice Chairman since our inception. Since October 2007, Mr. Friedman has served as chief executive officer and a director of Capital TEN Acquisition Corp., a blank check company seeking to complete a business combination. Since May 2007, he has served as co-manager of Capital TEN Partners, LLC. From 2004 to 2007, Mr. Friedman served as chief executive officer of Loyalty China LLC, a company he founded that provides customer relations management software and related marketing services to large companies based in China. From 2000 to 2003, Mr. Friedman served as chief executive officer of eChinaCash Inc., a company he founded that provided customer relations management software and related marketing services to SinoPEC, China’s largest retailer of petroleum products with 30,000 gas stations. In 1995, Mr. Friedman founded PharmaPrint, a pharmaceutical and over-the-counter drug producer that undertook its initial public offering in 1996, and served as its chief executive officer through September 1999. In 1991, Mr. Friedman founded BioTek solutions and served as its chief executive officer until 1995. In 2003, Mr. Friedman received a license as a China Foreign Expert from the People’s Republic of China’s central government. Mr. Friedman received a B.A. from the University of Pennsylvania and an M.B.A. from the Massachusetts Institute of Technology.

Exhibit B

[D&O questionnaire]